Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 11 to the Registration Statement on Form S-11 (333-170802) and the related Supplement No. 18 dated January 20, 2015 to the Prospectus dated April 29, 2014 of NorthStar Healthcare Income, Inc. (“NorthStar”) and to the incorporation by reference therein of our report dated March 13, 2014, with respect to the consolidated financial statements and schedule of Griffin-American Healthcare REIT II, Inc. as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013 included in NorthStar’s Current Report on Form 8-K filed on December 9, 2014 with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
January 20, 2015